UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2013

Obagi Medical Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33204	22-3904668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3760 Kilroy Airport Way, Suite 500, Long Beach, CA 90806

(Address of principal executive offices, zip code)

(562) 628-1007

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 19, 2013, Obagi Medical Products, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Valeant Pharmaceuticals International, a Delaware corporation (“Valeant”), Odysseus Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Valeant (“Merger Sub”), and Valeant Pharmaceuticals International, Inc., a Canadian corporation (“Guarantor”), pursuant to which, among other things, Merger Sub will commence a tender offer for all of the outstanding shares of common stock of the Company, subject to the terms and conditions of the Merger Agreement.

Merger Agreement

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Merger Sub will commence a tender offer (the “Offer”) to acquire all of the outstanding shares of Company common stock, par value $0.001 per share (“Common Stock”), at a price of $19.75 per share, net to the seller in cash (the “Offer Price”). Following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and the Company will survive as a wholly owned subsidiary of Valeant. At the effective time of the Merger, the shares of Common Stock not purchased pursuant to the Offer (other than shares owned, directly or indirectly, by Valeant or Merger Sub, or held by the Company) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest.

The Merger Agreement includes customary representations, warranties and covenants by the respective parties. The Company has agreed to operate its business in the ordinary course and is subject to customary operating restrictions during the period prior to consummation of the Merger. These restrictions prohibit the Company from declaring or paying a dividend during such period, except in the ordinary course of business consistent with past practice. The Company has also agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire the Company, and to only engage in such discussions in connection with unsolicited third party proposals in specified circumstances. Guarantor guarantees the performance by Valeant and Merger Sub of their payment and performance obligations under the Merger Agreement. The Merger Agreement also includes customary termination provisions for both the Company and Valeant and provides that, in connection with the termination of the Merger Agreement under specified circumstances, the Company may be required to pay Valeant a termination fee of approximately $16.2 million.

Consummation of the Offer is subject to various conditions, including among others, the expiration or termination of applicable waiting periods under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, the receipt of certain other regulatory approvals and other customary closing conditions, each as described in the Merger Agreement. In addition, it is also a condition to the consummation of the Offer that the number of shares of Common Stock validly tendered and not withdrawn in accordance with the terms of the Offer, together with the shares of Common Stock, if any, then owned by Valeant, Merger Sub or any of their respective subsidiaries, represent more than a majority of the outstanding shares of Common Stock (determined on a fully diluted basis). Subject to the terms of the Merger Agreement, the Company has granted Merger Sub an option (the “Top-Up Option”) to purchase that number of newly-issued shares of Common Stock that is equal to one share more than the amount needed to give Merger Sub ownership of 90% of the outstanding shares of the Company’s Common Stock (determined on a fully-diluted basis, assuming exercise of the Top-Up Option). The Top-Up Option is exercisable only if Merger Sub acquires more than a majority of the outstanding shares of Common Stock pursuant to the Offer or otherwise. Merger Sub will pay the Company the Offer Price for each share acquired upon exercise of the Top-Up Option.

Additional Information

The foregoing description of the Merger Agreement is not a complete description of all of the parties’ rights and obligations under the agreement. The above description is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On March 20, 2013, the Company issued a release announcing the execution of the Merger Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 19, 2013, among Valeant Pharmaceuticals International, Odysseus Acquisition Corp., Valeant Pharmaceuticals International, Inc. and Obagi Medical Products, Inc.

99.1	Press Release of Obagi Medical Products, Inc., dated March 20, 2013

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBAGI MEDICAL PRODUCTS, INC.

Date: March 20, 2013	By:	/s/ Albert F. Hummel
	Name:	Albert F. Hummel
	Title:	Chief Executive Officer